Exhibit 10.3

                                                                  EXECUTION COPY
                                                                  --------------

                              TRANSITION AGREEMENT
                              --------------------

         THIS TRANSITION AGREEMENT (this "Agreement"), is entered into as of this 24th day of August, 1999 (the "Effective Date"), by and between KEVIN E. BRANNON, an individual (the "Consultant"), and Frederick Brewing Co., a Maryland corporation (the "Company").

         WHEREAS, the Company engages in the business of operating a brewery, which manufactures, packages and sells malt and non-malt based beverages (the "Company's Business").

         WHEREAS, the Company wishes to retain Consultant to perform certain consulting and transition services for the Company and to advise the Company with respect to the Company's Business under the terms and conditions set forth in this Agreement.

         WHEREAS, the Consultant is currently employed by the Company pursuant to an Employment Agreement, dated December 9, 1995 ("1995 Agreement"), and it is the desire of the Consultant and the Company that this Agreement supersede in its entirety and replace the 1995 Agreement, as of the date first written above.

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth below, and upon the terms and subject to the conditions contained in this Agreement, the Consultant and the Company agree as follows:

         Section 1. Definitions.

         1.1 Affiliates. "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person specified or, directly or indirectly, is related to or otherwise associated with any such Person.

         1.2 Company. "Company" includes the Company's subsidiaries, divisions and Affiliates, including, without limitation, Crooked River Brewing Company, LLC ("Crooked River"), Royal Brewing, L.L.C. ("Royal"), and Snyder International Brewing Group, LLC, as they may exist from time to time.

         1.3 Confidential Information. "Confidential Information" means information that constitutes a trade secret under the Uniform Trade Secrets Act or that otherwise is not generally known to the public and that is developed, owned or obtained by the Company, including, without limitation, information developed by Consultant in the course of performing service to the Company, the Company's technical information, marketing and financial information, customer and prospective customer information, sales information and product and production information.

         1.4 Person. "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality of a government or political subdivision.

         1.5 Restricted Territory. "Restricted Territory" means:

             (a) the geographic area within a 100 mile radius of the Company's brewery in Frederick, Maryland;

             (b) the geographic area within a 100 mile radius of Crooked River's brewery in Cleveland, Ohio; and

             (c) the geographic area within a 100 mile radius of Royal's operations in Cincinnati, Ohio.

         1.6 Work Product. "Work Product" means any and all promotional and advertising materials, catalogs, brochures, plans, customer lists, supplier lists, manuals, handbooks, equipment and parts lists, dealer and distributor lists, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property made or developed or conceived of by Consultant, in whole or in part, alone or with others, which results from any work he may do for, or at the request of, the Company or which relates to the business, operations, activities, research, investigations or obligations of the Company.

         Section 2. Retention, Services and Compensation.

         2.1 Term. The Consultant shall provide the Consulting Services (as defined in Section 2.2) to the Company for a term of six months beginning on the Effective Date of this Agreement, unless sooner terminated pursuant to the provisions of this Agreement (the "Term").

         2.2. Consulting Services

              (a) Consulting Services. The Company retains Consultant to furnish the Company with consulting services ("Consulting Services") as designated by
(i) the Chief Executive Officer of the Company or (ii) any other Person designated by the board of directors of the Company. Consultant shall perform all Consulting Services on behalf of the Company in a timely, diligent and professional manner in accordance with the highest commercial industry standards.

              (b) Schedule and Location. Consultant will perform the Consulting Services on a full-time basis. The Consultant shall render the Consulting Services during the Term in accordance with such policies as the Company may establish. The Consultant shall provide the Consulting Services in Frederick, Maryland and may travel to such other places in the United States and elsewhere as the Chief Executive Officer or the Board of Directors of the Company so directs from time to time as needed.

              (c) Exclusivity. Without limiting the generality of the foregoing, during the Term, the Consultant shall not, without the prior written approval of the Board of

Directors of the Company, render services of a business, professional or commercial nature for compensation or otherwise to any Person if the rendering of such services would interfere with the Consultant performing the Consulting Services hereunder.

              (d) Documentation. In connection with the provision of Consulting Services, Consultant shall provide to the Company, upon the Company's request:
(i) any and all information, documents and other materials relating to the Consulting Services; and (ii) oral or written reports regarding the progress of the Consulting Services rendered.

              (e) No Use of Others' Rights. Consultant represents and warrants that Consultant can perform the Consulting Services, independent of any confidential and proprietary information owned by a third party, including, without limitation, patents, copyrights, trademarks, trade secrets, service marks, trade names, slogans, logos, copyrights, designs, sketches, ideas, persona, images (e.g., photographs, computerized graphics, etc.) and/or publicity rights.

         2.3 Consulting Fee: Expense Reimbursement. During the Term, the Company shall pay Consultant an aggregate amount of $63,000, in regular installments in accordance with the Company's employee payroll policies in effect from time to time. The Company shall reimburse Consultant for his reasonable direct out-of-pocket expenses incurred in performing the Consulting Services; provided that, the Company has approved such expenses in writing in advance. Except as provided in this Section 2.3, the Consultant shall not be entitled to receive any benefits, or other amounts provided to employees of the Company

         2.4 Independent Contractor.

             (a) Consultant is and will at all times be and remain an independent contractor. Consultant is free to exercise Consultant's own judgment as to the manner and method of providing the Consulting Services to the Company, subject to applicable law and requirements reasonably imposed by the Company.

             (b) Consultant acknowledges and agrees that Consultant will not be treated as an employee for purposes of federal, state and/or local income tax withholding, and unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act, or any Workers Compensation law of any state, and for purposes of benefits provided to employees of the Company under any employee benefit plan.

             (c) Consultant acknowledges and agrees that as an independent contractor, Consultant is required to pay any applicable taxes on the fees paid to Consultant. Consultant shall indemnify, hold harmless and defend the Company for all tax and other liabilities (including, without limitation, reasonable attorneys' fees) arising out of or relating to Consultant's failure to report and pay all employment income taxes or other taxes due on taxable amounts paid to or on behalf of Consultant by the Company.

         Section 3. Non-Competition.

         3.1 Trade Secrets and Confidential Information. Consultant acknowledges and agrees that any Confidential Information gained by Consultant while providing Consulting Services hereunder or during his prior employment with the Company has been developed by the Company through substantial expenditures of time and money and constitutes valuable and unique property of the Company. Consultant further understands and agrees that the foregoing makes it necessary for the protection of the Company's Business that Consultant not compete with the Company during the Term and not compete with the Company for a reasonable period after the Term, as further provided in the following sections.

         3.2 Non-Competition During Employment. During the Term, Consultant shall not and shall cause each of his Affiliates not to, in any of the United States of America, Puerto Rico, the Virgin Islands, Canada or any other country in the world:

                  (a) enter into or engage in any business that competes with the Company's Business;

                  (b) solicit, divert, entice or otherwise take away any wholesale customers, former wholesale customers, active prospects, business, patronage or orders of the Company or attempt to do so; or

                  (c) promote or assist, financially or otherwise, any Person, engaged in any business that competes with the Company's Business.

         3.3 Non-Competition After Employment. For a period of two years following the termination of this Agreement or expiration of the Term of this Agreement, Consultant shall not and shall cause each of his Affiliates not to:

                  (a) enter into or engage in any business that competes with the Company's Business within the Restricted Territory;

                  (b) solicit, divert, entice or otherwise take away any wholesale customers, former wholesale customers, active prospects, business, patronage or orders of the Company within the Restricted Territory or attempt to do so; or

                  (c) promote or assist, financially or otherwise, any Person engaged in any business that competes with the Company's Business within the Restricted Territory.

         3.4 Tolling of Covenants. If it is judicially determined that Consultant has violated any of his obligations under Section 3.3, then the period applicable to each obligation that Consultant has been determined to have violated automatically will be extended by a period of time equal in length to the period during which such violation(s) occurred.

         3.5 Non-solicitation. Consultant shall not, and shall cause each of his Affiliates not to, directly or indirectly, at any time solicit, induce or attempt to solicit or induce any employee, representative or agent of the Company to terminate his or its employment, representation or other association with the Company.

         3.6 Non-Competition - Direct or Indirect. Consultant will be in violation of Sections 3.2, 3.3 and 3.5 if he engages in any or all of the activities set forth in those sections directly as an individual on his own account, or indirectly for any other Person and whether as partner, joint venturer, employee, agent, salesperson, consultant, officer or director of any Person or as an equity holder of any Person in which Consultant or Consultant's spouse, child or parent owns, directly or indirectly, any of the outstanding equity interests.

         Section 4. Development of Inventions, Improvements or Know-How.

                  (a) Disclosure Obligation. Consultant and his heirs, assigns and representatives shall disclose fully and promptly to the Company any and all Work Product, including, without limitation, any and all facts known to him or them reflecting such Work Product, such as any and all test data, findings, designs, formulas and processes.

                  (b) Assignment. All Work Product is deemed a "work for hire" in accordance with the U.S. Copyright Act and is owned exclusively by the Company. If, and to the extent, any of the Work Product is not considered a "work for hire," Consultant shall, without further compensation, assign to the Company and does hereby assign to the Company, Consultant's entire right, title and interest in and to all Work Product. At the Company's expense and at the Company's request, Consultant shall provide reasonable assistance and cooperation, including, without limitation, the execution of documents in order to obtain, enforce and/or maintain the Company's proprietary rights in the Work Product throughout the world. Consultant appoints the Company as its agent and grants the Company a power of attorney for the limited purpose of executing all such documents.

                  (c) Publication. Consultant shall not publish or submit for publication, or otherwise disclose to any Person other than the Company, any data or results from the Consulting Services on behalf of the Company without the prior written consent of the Company.

         Section 5. Non-Disclosure. The Consultant shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after the Term, disclose, furnish, disseminate, make available or, except in the course of performing the Consulting Services under this Agreement, use any Confidential Information, without limitation as to when or how the Consultant may have acquired such information. The Consultant specifically acknowledges that: (a) the Confidential Information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of the Consultant and whether compiled by the Company or the Consultant derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use;
(b) reasonable efforts have been put forth by the Company to maintain the secrecy of such information; (c) such information is and will remain the sole property of the Company; and (d) any retention and use of the Confidential Information during or after the Term will constitute a misappropriation of the Company's trade secrets.

         Section 6. Termination.

         6.1 Right to Terminate.

                  (a) Death or Disability. This Agreement will terminate upon the Consultant's death or Disability. "Disability" means an illness or incapacity (mental or physical) of a character, nature, degree or effect that renders the Consultant incapable of performing substantially all of his duties to the Company under this Agreement for 60 consecutive days.

                  (b) Cause. The Company has the right to terminate this Agreement for cause effective immediately upon written notice to the Consultant. The term "cause" means Consultant's conviction of, or Consultant's entering of a guilty plea with respect to, a felony. Termination pursuant to this Section 6.1(b) shall not be in limitation of any other right or remedy the Company may have against the Consultant, and following termination pursuant to this Section 6.1(b), the Consultant shall remain liable to the Company for any damages caused by the foregoing.

                  (c) By Consultant. The Consultant has the right to terminate this Agreement at any time for any reason not specified in this Section 6.1 upon 45 days prior written notice to the Company.

         6.2 Rights and Obligations of Consultant Upon Termination or
Expiration.

                  (a) Payment Obligation. Upon the termination by the Company of this Agreement pursuant to Section 6.1(b), the Company will have no further obligation to the Consultant under this Agreement except to distribute to the Consultant compensation due pursuant to Section 2.3 up to the date of termination.

                  (b) Post-Term Benefits. Upon termination by the Company of this Agreement pursuant to Section 6.1(a) or termination by the Consultant of this Agreement pursuant to Section 6.1(c) or the expiration of the Term, the Company shall, subject to the terms of the Escrow Agreement (as defined below), pay to the Consultant or, in the case of termination pursuant to Section 6.1(a), to the Consultant's executors, legal representatives or heirs (i) on the effective termination date or the effective expiration date, as the case may be, unless such date is prior to January 1, 2000, in which case, on January 4, 2000, a payment of $100,000 in cash and (ii) six months after the effective termination date or the effective expiration date, unless such date is prior to January 1, 2001, in which case, on January 4, 2001, as the case may be, a payment of $50,000 in cash. As a condition to receipt of each such payment, the Consultant (or a duly authorized representative of Consultant in the case of death or Disability) must execute a release in substantially the form of the release set forth in Section 6.2(d) below. On the date hereof, the Company shall deposit $150,000 in cash in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement").

                  (c) Return or Destruction. Upon termination of this Agreement or expiration of the Term, Consultant shall not remove from the premises any property of the Company including, without limitation, any Confidential Information, and shall return promptly, in good condition, all property of the Company, including, without limitation, all tangible embodiments of the Confidential Information in the Consultant's possession, custody or control.

If such items are not so returned, the Company will have the right to charge the Consultant for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking and/or recovering such property.

                  (d) Release of Company by Consultant. Upon execution of this Agreement, Consultant, for himself and his dependents, successors, assigns, heirs, executors, administrators, legal representatives and affiliates (the "Consultant Group"), hereby releases and discharges forever, irrevocably and unconditionally, the Company, as well as its successors, assigns, subsidiaries and affiliates and their respective officers, directors, agents, employees, consultants, counsel and shareholders and any of its employee benefit plans (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) (collectively, the "Company's Released Parties") from, against and with respect to any and all claims, actions, causes of action, suits, proceedings, losses, damages, rights or demands of every kind and nature whatsoever, whether at law or in equity, whether known or unknown, foreseen or unforseen, matured or unmatured, absolute or contingent, determined or determinable (collectively, "Claims"), which the Consultant Group has, ever has had, or may hereafter have, against the Company's Released Parties, or any of them individually, at any time on or prior to the date of this Agreement. This release includes, without limitation, (i) any and all tort claims, including, without limitation, claims of harassment and intentional or negligent infliction of emotional distress; (ii) any and all claims of discrimination on any basis, including, without limitation, race, color, national origin, religion, sex, age or disability arising under any federal, state, local, or foreign statute, ordinance, order or law, including the Age Discrimination in Employment Act;
(iii) any and all claims that the Company's Released Parties, jointly or severally, breached any contract, including, without limitation, any consulting agreement or employment agreement, or promise, express or implied, or any term or condition of this Agreement or the Consultant's prior employment with the Company, including, without limitation, any claim of the Consultant for any equity interest in the Company; and (iv) any other claims directly or indirectly related to the Consultant's employment with the Company or retention as a Consultant by the Company.

         Section 7. Indemnification. Set forth on Exhibit B is a list of all the personal guaranties, indemnification agreements and other obligations made by the Consultant in connection with (a) loans, surety bonds, licenses and permits issued to the Company and (b) other obligations of the Company (the "Indemnified Matters"). The Company shall indemnify, defend and hold the Consultant harmless from and against any and all damages, losses, judgments, fines, liabilities, claims, obligations, penalties, costs and expenses (including reasonable attorneys' fees) ("Damages") incurred by Consultant in connection with the Indemnified Matters; provided that, such Damages arise from or relate to events occurring after the Effective Date. Consultant acknowledges and agrees that any Damages incurred by Consultant in connection with the Indemnified Matters that arise from or relate to events occurring before the Effective Date are not subject to any indemnification by the Company and will remain the personal obligations of Consultant.

         Section 8. Miscellaneous.

         8.1 Amendment. This Agreement may be amended only by a writing executed by the parties to this Agreement.

         8.2 Entire Agreement. This Agreement and the other agreements referred to in this Agreement set forth the entire understanding of the parties regarding this subject matter and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding this subject matter, including, without limitation, the 1995 Agreement.

         8.3 Termination of 1995 Agreement. By execution of this Agreement, the 1995 Agreement is hereby terminated and is of no further force and effect. The parties acknowledge and agree that they have no further rights, interests, claims or obligations whatsoever arising out of, or relating to, the 1995 Agreement.

         8.4 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

     If to the Company:

         Frederick Brewing Co.
         4607 Wedgewood Boulevard
         Frederick, Maryland 21703
         Telecopy No: (301) 694-2971
         Attn: C. David Snyder

                  with a copy to:

         Jones, Day, Reavis & Pogue
         North Point
         901 Lakeside Avenue
         Cleveland, Ohio 44114
         Attention: Patrick J. Leddy
         Telecopy No: (216) 579-0212

     If to the Consultant:

         Kevin E. Brannon
         125 W. 2nd Street
         Frederick, Maryland 21701

         8.5 Assignment. This Agreement is binding upon and inures to the benefit of the heirs, successors, representatives and assigns of each party, but no rights, obligations or liabilities of the Consultant under this Agreement will be assignable without the prior written consent of the Company.

         8.6 Governing Law. This Agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Maryland.

         8.7 Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision of this Agreement. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is adjudicated to be invalid, ineffective or unenforceable, the remaining provisions will not be affected by such adjudication. The invalid, ineffective or unenforceable provision will, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

         8.8 Waivers. None of the terms of this Agreement will be deemed to be waived or amended by either party unless such a waiver or amendment specifically references this Agreement and is in writing signed by an authorized representative of the party to be bound. Any such signed waiver will be effective only in the specific instance and for the specific purpose for which it was made or given.

         8.9 Headings. The headings in this Agreement are solely for convenience of reference and are not to be given any effect in the construction or interpretation of this Agreement.

         8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

         8.11 Third Parties. Nothing expressed or implied in this Agreement is intended, or may be construed, to confer upon or give any Person other than the Company and the Consultant any rights or remedies under, or by reason of, this Agreement.

         8.12 Disclosure; Non-Diaparagement. During the Term and for two years after such Term, the Consultant shall communicate the contents of this Agreement to any Person that he intends to be employed by, associated with, or a representative of, if such Person is engaged in a business that is competitive with the Company's Business. During and after the Term, neither Consultant nor any Affiliate controlled by Consultant shall publicly or privately disparage the Company, any employee, director or shareholder of the Company or the Company's Business or products.

         8.13 Remedies. Consultant acknowledges that his failure to comply with Sections 2, 3, 4 and 5 of this Agreement will irreparably harm the Company's Business and that the Company will not have an adequate remedy at law in the event of such non-compliance. Therefore, Consultant acknowledges that the Company will be entitled to injunctive relief and/or specific performance without the posting of bond or other security, in addition to whatever other remedies it may have, at law or in equity, in any court of competent jurisdiction against any acts of non-compliance by Consultant under this Agreement.

         8.14 Survival of Certain Obligations. The obligations of the Company and the Consultant set forth in this Agreement that by their terms extend beyond or survive the termination or the expiration of the Term will not be affected or diminished in any way by the termination or the expiration of the Term.

         8.15 Officer Status. Notwithstanding anything in this Agreement to the contrary, the Consultant shall, effective as of the Effective Date, become a Vice President of the Company and shall retain such position and shall continue to be one of the holders of the Company's Maryland liquor license (the "State License") until notified by the Company. The Consultant acknowledges and agrees that he shall have no authority to act for or on behalf of the Company in such position except as expressly provided by the Board of Directors of the Company in writing. The Company agrees to indemnify the Consultant for any Damages suffered or incurred by the Consultant as a result of being one of the holders of the State License.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and the Consultant has duly executed and delivered this Agreement, as of the Effective Date.

                                             CONSULTANT

                                             /s/ Kevin E. Brannon
                                             ----------------------------------
                                             Kevin E. Brannon




                                             FREDERICK BREWING CO.

                                             By: /s/ C, David Snyder
                                                 ------------------------------
                                                 Name: C. David Snyder
                                                 Title: Chairman and CEO

                                    Exhibit A
                                    ---------

                                Escrow Agreement
                                ----------------

                                    Exhibit B
                                    ---------

                               Indemnified Matters
                               -------------------

                                  See attached.

                      [LOGO Frederick Underwriters, Inc.]

July 27, 1999



Frederick Brewing Company
Attn: Kevin Brannon
4607 Wedgewood Boulevard
Frederick, MD 21703

Dear Mr. Brannon:

Per your conversation with Phil Smullen, enclosed find copies of the following bonds issued for Frederick Brewing Company in which the personal indemnification were required of both you and Majorie McGinnnis:

Bond No        Description                        Amount     Issued Date    Term
LPM0002659     USA Brewers Bond                   $30,000    12/01/96       12/01/98 - 12/01/99
LPM8001822     Maryland Beer Bond                 $ 3,000    03/12/97       03/12/99 - 03/12/2000
LPM8001835     Washington Beer Bond               $ 3,000    05/02/97       05/02/99 - 05/02/2000
LPM8003642     New Jersey Beverage Tax Bond       $20,000    07/01/97       06/30/99 - 06/20/2000
LPM8003555     Missouri Beer Tax Bond             $ 1,000    08/29/97       06/30/99 - 06/30/2000
30460035       West Virginia Bond of Brewer       $25,000    02/22/93       07/01/99 - 07/01/2000
LPM8003554     Michigan Beer Bond                 $ 1,000    08/28/97       08/28/98 - 08/28/99

On March 17, 1998 a General Indemnity Agreement was signed by Frederick Brewing Company with the personal indemnification of both you and Marjorie McGinnis. A copy is enclosed herewith. If any new bonds are issued they will be covered under this signed GIA.

Please call if you have any questions.


Very truly yours,

/s/ Charlene Walter
-------------------
Charlene Walter
Bond Department
Extension 20

Enclosures

          Personal Guarantees for Kevin Brannon and Marjorie McGinnis

                                       Item Guaranteed            Amount Outstanding
World Capital Funding                    Bridge Loan                    $50,000
Baltimore Funds S.A.                     Bridge Loan                    $25,000
Austost Anstalt Schaan                   Bridge Loan                    $25,000
Chesapeake Industrial Leasing           Stretch Wrapper                $6,531.11
Finova                            Misc. Equip./Office Furniture         $145,929
Small Business Admin.                   Section 504 Loan             $500,000 - each
